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Renée Smyth
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Camden National Corp. Appoints Raina Maxwell to Board of Directors

Board welcomes customer experience and financial leader to drive innovation and growth

Camden, ME, February 26, 2025—Camden National Corporation (“Camden National”) (NASDAQ: CAC), the bank holding company for Camden National Bank, today announced Raina L. Maxwell's appointment to both Camden National Corporation’s and Camden National Bank’s Board of Directors, effective February 25, 2025. Ms. Maxwell has also been appointed to the Camden National Credit Committee.

“We’re delighted to continue to make strategic additions and enhancements to our Board,” said Larry Sterrs, chair of Camden National’s Board of Directors. “Raina's extensive experience and dedication to delivering exceptional customer satisfaction, complimented by her strong financial expertise, will play a vital role in guiding our efforts to solidify our position as the premier publicly traded bank in Northern New England.”

Ms. Maxwell brings over 13 years of experience in strategically building and leading L.L.Bean, Inc.’s award-winning customer satisfaction program. She started her career at L.L.Bean in 2004 in the finance area, where she spent several years overseeing the planning, development, and execution of corporate long-term strategic financial initiatives. Prior to L.L.Bean, Ms. Maxwell held several financial roles at Standard & Poor’s Corporate Value Consulting, formerly PricewaterhouseCoopers LLP, and Carana Corporation.

“It’s truly an honor to join a company that prioritizes its people, embraces technology, and, most importantly, deeply understands its community,” said Raina Maxwell. “Camden National Bank aligns with my passion for fostering long-term growth through innovation and exceptional customer service, both in digital interactions and personal, face-to-face experiences.”

Ms. Maxwell graduated from Leadership Maine, earned her master’s degree in business administration from the University of Virginia, and her Bachelor of Arts degree in economics and international affairs from the University of New Hampshire.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is Northern New England's largest publicly traded bank holding company, with approximately $7.0 billion in assets. Founded in 1875, Camden National Bank has 73 branches in Maine and New Hampshire, is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service. Additional information is available at CamdenNational.bank.* Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.

* Total assets and branch data reflect the completion on January 2, 2025, of Camden National Corporation's previously announced merger with Northway Financial, Inc.